Exhibit 16.1

April 28, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Ecopetrol S. A. included under Item 16F of its Form 20-F, which we understand will be filed with the Securities and Exchange Commission, on April 28, 2016. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers Ltda.

Bogotá, Colombia

April 28, 2016